CONTACTS: Kenneth A. Paladino, CFO TII Network Technologies, Inc. (631) 789-5000	Van Negris / Lexi Terrero Van Negris & Company, Inc. (212) 759-0290

FOR IMMEDIATE RELEASE

TII NETWORK TECHNOLOGIES REPORTS 2006 FIRST HALF AND SECOND QUARTER RESULTS;

Sequential Sales and Operating Improvement

COPIAGUE, NY – August 14, 2006 – TII Network Technologies, Inc. (Nasdaq: TIII), a leading provider of telecommunications network protection and management products, today announced its results of operations for the three months and six months ended June 30, 2006.

Effective December 31, 2005, TII Network Technologies, Inc. changed its fiscal year end from the last Friday in June to December 31. This change was made to align the Company’s reporting period with the budgetary and reporting periods of the Company’s largest customers and provide an easier comparison of the Company’s reported results with those of other companies. Therefore, the Company is now reporting on a calendar year basis with a December 31 year end, and its three fiscal quarters ending on March 31, June 30 and September 30. The three months ended June 30, 2006 and June 24, 2005, each contained 13 weeks. The six months ended June 30, 2006 and June 24, 2005, contained 26 weeks and 25 weeks, respectively.

Net sales for the three months ended June 30, 2006 were $11.2 million compared to $7.6 million for the comparative prior year period, an increase of approximately $3.6 million or 48.3%. Net sales for the six months ended June 30, 2006 were $20.6 million compared to $12.8 million for the similar prior year period, an increase of $7.8 million or 61.3%. The increases over the prior year comparative periods were due to the expanded territories and products covered under the general supply agreement received from the Company’s largest customer in July 2005, increased sales to existing and new customers of recently developed products, including DSL and VoIP products, and an additional week of sales.

Gross profit for the three months ended June 30, 2006 was $3.8 million compared to $2.3 million for the comparative prior year period, an increase of approximately $1.5 million or 63.7%, while gross profit margin increased to 33.5% from 30.4%. Gross profit for the six months ended June 30, 2006 was $6.9 million compared to $3.7 million for the similar prior year period, an increase of $3.3 million or 88.5%, while gross profit margin increased to 33.7% from 28.8%. The increase in gross profit was due to both the higher sales levels and higher gross profit margins. The improved gross profit margins were due to the higher sales levels in conjunction with the Company’s primarily fixed overhead costs and an improved sales mix of higher margin products.

Selling, general and administrative expenses for the three months ended June 30, 2006 were $2.5 million compared to $1.4 million for the similar prior year period, an increase of approximately $1.2 million or 84.0%. Selling, general and administrative expenses for the six months ended June 30, 2006 were $4.8 million compared to $2.7 million for the similar prior year period, an increase of approximately $2.0 million or 75.6%. The increases for the periods presented were principally due to share-based payment expense as a result of SFAS No.123(R), “Share-Based Payment,” increased marketing efforts associated with the Company’s introduction of its new multi-service residential gateway (“OutRigger™”), increased professional fees and an additional week of payroll and related expenses.

During the three and six months ended June 30, 2006, a provision for income taxes of $310,000 and $538,000, respectively, was recorded at the expected combined Federal and state effective annual tax rate of 41%. This rate differs from the U.S. Federal statutory rate of 34% primarily due to state income taxes and the recording of certain costs that are not deductible from taxable income. The Company’s actual cash liability for income taxes, or current provision, is expected to be approximately 4% of pre-tax income due to the availability of net operating loss carryforwards, which will offset a substantial portion of the Company’s expected taxable income.

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TII Network Technologies, Inc.
August 14, 2006
Page Two

Net earnings for the three months ended June 30, 2006 were $437,000 or $0.03 per diluted share, compared to net earnings of $594,000 or $0.05 per diluted share in the similar prior year period. Net earnings for the six months ended June 30, 2006 were $780,000 or $0.06 per diluted share, compared to net earnings of $541,000 or $0.04 per diluted share in the similar prior year period.

Kenneth A. Paladino, President and Chief Executive Officer, stated: “I am pleased to report further revenue growth in the 2006 second quarter and first six month results, driven by increased sales of our core products to our largest customers and increased sales of newly developed broadband deployment related products that support our customer’s growing Triple-Play initiatives. Our focus on both the development of broadband related products and their distribution channels continues to show solid returns and growth. We will continue to develop these products and increase our market share in this new emerging market.”

“We are very excited about our new OutRigger™ Media Access Portal that was developed to complement existing Network Interface Devices (NIDs), Fiber Optical Network Terminals (ONT’s) or act as a standalone intelligent NID. It is an all-in-one solution housed in a weatherized exterior enclosure, capable of supporting both MoCA and HomePNA 3.0 standards for networking over a home’s existing coaxial and twisted-pair telephone wires. This is our first product that will actually enable Triple-Play services – digital telephone, broadband data, and video over broadband. Limited quantities of OutRigger™ will be available for select trials during the third quarter, with volume production expected in the fourth quarter of this year.”

About TII Network Technologies, Inc.

TII Network Technologies, Inc., designs, produces and markets network protection and management products, including lightning and surge protection products, network interface devices (“NIDs”), DSL, VoIP and other station electronics products and a multi-service residential gateway system.

Certain statements in this Report are “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. When used in this Report, words such as “may,” “should,” “seek,” “believe,” “expect,” “anticipate,” “estimate,” “project,” “intend,” “strategy” and similar expressions are intended to identify forward-looking statements regarding events, conditions and financial trends that may affect the Company’s future plans, operations, business strategies, operating results and financial position. Forward-looking statements are subject to a number of known and unknown risks and uncertainties that could cause the Company’s actual results, performance or achievements to differ materially from those described or implied in the forward-looking statements. These factors include, but are not limited to: exposure to increases in the cost of the Company’s products, including increases in the cost of the Company’s petroleum-based plastic products, and the limited ability of the Company to raise the selling prices of its products; dependence for products and product components from Pacific Rim contract manufacturers, including on-time delivery that could be interrupted as a result of third party labor disputes, political factors or shipping disruptions, quality control and exposure to changes in costs and changes in the valuation of the Chinese Yuan; dependence on, and ability to retain, its “as-ordered” general supply agreements with its largest three customers and win new contracts; continued dependence on the traditional copper-based telephone operating company (“Telco”) market which has been declining over the last several years due principally to the impact of alternate technologies and competition from multi-system operators; the effect of rising interest rates on new housing starts which account for a large percentage of NID sales; the level of inventories maintained by the Company’s customers; the ability to market and sell products to new markets beyond its principal market – the copper-based Telco market; the ability to timely develop products and adapt its existing products to address technological changes, including changes in its principal market; weather and similar conditions, particularly the effect of hurricanes or typhoons on the Company’s manufacturing, assembly and warehouse facilities in Puerto Rico and the Pacific Rim; competition in the Company’s traditional Telco market and in the new markets the Company is seeking to penetrate; potential changes in customers’ spending and purchasing policies and practices; general economic and business conditions, especially as they pertain to the Telco industry; dependence on third parties for certain product development; risks inherent in new product development and sales, such as start-up delays and uncertainty of customer acceptance; the ability to attract and retain technologically qualified personnel; and the availability of financing on satisfactory terms.

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— Statistical Tables Follow —

TII Network Technologies, Inc.
August 14, 2006
Page Three

TII NETWORK TECHNOLOGIES, INC. AND SUBSIDIARY
UNAUDITED CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(In thousands, except per share data)
(Unaudited)

	Three months ended		Six months ended
	June 30, 2006	June 24, 2005	June 30, 2006	June 24, 2005
Net sales	$11,211	$7,560	$20,638	$12,791
Cost of sales	7,450	5,262	13,690	9,105

Gross profit	3,761	2,298	6,948	3,686

Operating expenses:
Selling, general and administrative	2,541	1,381	4,756	2,708
Research and development	535	331	979	736

Total operating expenses	3,076	1,712	5,735	3,444

Operating income	685	586	1,213	242
Interest expense	(3)	(4)	(3)	(3)
Interest income	62	24	106	50
Other income	3	2	2	264

Earnings before income taxes	747	608	1,318	553
Provision for income taxes	310	14	538	12

Net earnings	$437	$594	$780	$541

Net earnings per common share:
Basic	$0.04	$0.05	$0.06	$0.05

Diluted	$0.03	$0.05	$0.06	$0.04

Weighted average common shares outstanding:
Basic	2,377	11,971	12,361	11,971

Diluted	13,408	12,687	13,386	12,687

TII Network Technologies, Inc.
August 14, 2006
Page Four

TII NETWORK TECHNOLOGIES, INC. AND SUBSIDIARY
CONDENSED CONSOLIDATED BALANCE SHEETS
(In thousands, except per share data)
(Unaudited)

	June 30, 2006	December 31, 2005
	(Unaudited)
ASSETS
Current Assets:
Cash and cash equivalents	$5,688	$5,326
Accounts receivable, net of allowance for doubtful accounts of		3,506
$100 at June 30, 2006 and December 31, 2005	4,517
Inventories	6,490	8,482
Deferred tax assets	554	578
Prepaid expenses and other current assets	347	252

Total current assets	17,596	18,144

Property, plant and equipment, net	6,869	4,031
Deferred tax assets	4,151	4,644
Other assets, net	146	167

TOTAL ASSETS	$28,762	$26,986

LIABILITIES AND STOCKHOLDERS' EQUITY
Current Liabilities:
Accounts payable	$2,141	$1,438
Accrued liabilities	1,442	1,511

Total current liabilities	3,583	2,949

Long term obligation	101	96
Deferred tax liabilities	788	822

Total Liabilities	$4,472	$3,867
Commitments and contingencies
Stockholders' Equity:
Preferred stock, par value $1.00 per share; 1,000,000 shares authorized;
Series D Junior Participating, no shares issued or outstanding	-	-
Common stock, par value $.01 per share; 30,000,000 shares authorized;
12,419,706 shares issued and 12,402,069 shares outstanding as of June
30, 2006; and 12,361,956 shares issued and 12,344,319 shares outstanding as of
December 31, 2005	125	124
Additional paid-in capital	38,667	38,277
Accumulated deficit	(14,221)	(15,001)
	24,571	23,400
Less: Treasury shares, at cost, 17,637 common shares at June 30, 2006 and
December 31, 2005	(281)	(281)

Total stockholders' equity	24,290	23,119

TOTAL LIABILITIES AND STOCKHOLDERS' EQUITY	$28,762	$26,986